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                                                                EXHIBIT 11


                            JOHNSON CONTROLS, INC.
                   COMPUTATION OF PRIMARY AND FULLY DILUTED
                              EARNINGS PER SHARE

                     (in millions, except per share data)


                                                Year Ended September 30,
                                           --------------------------------
                                            1996         1995         1994
                                           ------       ------       ------
PRIMARY EARNINGS PER SHARE

Net Income                                 $234.7       $195.8       $165.2

 Preferred dividends, net of tax
  benefit                                    (9.5)        (9.4)        (9.3)
                                           ------       ------       ------

Earnings available for common
 shareholders                              $225.2       $186.4       $155.9
                                           ------       ------       ------

Average common shares outstanding

 Common stock                                41.3         40.9         40.6

 Common stock equivalents -
  Assumed exercise of stock options           0.5          0.3          0.4
                                           ------       ------       ------
                                             41.8         41.2         41.0
                                           ------       ------       ------
Primary earnings per share                 $ 5.39       $ 4.53       $ 3.80
                                           ======       ======       ======

FULLY DILUTED EARNINGS PER SHARE

Net Income                                 $234.7       $195.8       $165.2

 After tax compensation expense
  which would arise from the assumed
  conversion of the Series D
  Convertible Preferred Stock                (5.6)        (5.8)        (5.9)
                                           ------       ------       ------
Fully diluted earnings                      229.1        190.0        159.3
                                           ------       ------       ------

Average common shares outstanding

 Common stock                                41.3         40.9         40.6

 Conversion of Series D Convertible
  Preferred Stock                             3.0          3.1          3.3

 Common stock equivalents -
  Assumed exercise of stock options           0.6          0.5          0.4
                                           ------       ------       ------
                                             44.9         44.5         44.3
                                           ------       ------       ------
Fully diluted earnings per share           $ 5.10       $ 4.27       $ 3.60
                                           ======       ======       ======



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